CHARYS HOLDING COMPANY, INC. REPORTS DETAILS REGARDING ITS   CONVERTIBLE
       DEBENTURE REDEMPTION AND $13 MILLION CONVERTIBLE PREFERRED ISSUANCE

ATLANTA -- May 23, 2006 -- Charys Holding Company, Inc. ("Charys") (OTCBB:CHYS), a leader in the Integrated Infrastructure & Communications services market focusing on the Data/Communication Network segment, today announced details regarding its previously announced Redemption of the $4 Million Convertible Debenture issued November 2005 and the associated new sale of $13 million of its Series D Convertible Preferred Stock ("Series D").

In addition to allowing Charys to redeem the Convertible Debenture, the $8 million in new working capital has provided the resources to extinguish the Merrill Lynch revolver assumed in the Viasys Services, Inc. acquisition and to pay a significant amount against the outstanding balance of the seller's note with respect to the Method IQ, Inc. acquisition. Increasing the working capital position of the Company has provided the means to replace the existing Convertible facility with its maximum conversion price of $.80 (which was convertible into in excess of 5 million shares) with the Series D issue (which is convertible at $3.00 or 4,333,333 shares), thereby reducing the potential dilution by over 750,000 shares.

In addition, in connection with the Series D Convertible Preferred Stock, the Company issued 4,333,333 warrants for the purchase of the Company's common stock with an exercise price of $6.24, which is equal to the volume weighted average price on the May 18, 2006 closing date. This brings the average price of the 8,666,666 shares of restricted common stock issueable to $4.625 per share. If the warrants are fully exercised, the Company would generate in excess of $27 million in additional equity.

The current registration statement filed on form SB-2 with the SEC, which has yet to be effective, will be amended to exclude approximately 20 million shares of Charys common stock held in escrow associated with the redeemed Convertible Debenture. More details on the redemption will be found in our 8K filing with the SEC.

According to Billy V. Ray, Jr., Chairman and CEO of Charys, "This new investment, as well as the recently announced proposed acquisition of C & B Services, represents a major milestone for our young company in our evolution and corresponding growth. This financing facility displays a substantial degree of confidence by a significant group of sophisticated investors that have recognized the intrinsic value of the business plan of Charys and its subsidiaries and the success experienced by Charys and its management team in implementing this plan. The working capital and its impact on the financial structure of the Company will go a long way in furthering the implementation of our business strategies, facilitating future


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planned financing and acquisitions, and paving the way for enhanced shareholder returns."

Abraham "Avi" Mirman of Gunn Allen Financial acted as the placement agent for the Company.

ABOUT CHARYS HOLDING COMPANY, INC.

Headquartered in Atlanta, Georgia, Charys Holding Company, Inc. (OTC Bulletin
Board: CHYS.OB) is a publicly traded company focusing on the fragmented and underserved segment referred to as The Integrated Infrastructure Services Segment. This segment varies widely in scope, but is fundamentally focused on upgrading the underpinning, infrastructure, and back office operations of the telecommunication, cable, electric, and Internet industries serving consumers, businesses and government entities. Charys' principle strategy is to acquire, through mergers and acquisitions, companies that support this underserved segment. Charys subsidiaries include: Viasys Services, Inc, Personnel Resources of Georgia, Inc., Method IQ, Inc., Charys Technology Group, Inc., CCI Telecom, Inc., Ayin Holding Company, Inc .For more information about Charys visit http://www.charys.com.
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NOTE: The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

Some statements in this release, including statements regarding management's expectations for future financial results and access to capital markets, are forward-looking statements. Investors are cautioned that these forward-looking statements regarding Charys Holding Company, Inc., its operations and its financial results involve risks and uncertainties, including without limitation risks of accessing capital markets on terms acceptable to Charys, downturns in economic conditions generally and in the telecommunications and data communications markets; risks in product development and market acceptance of and demand for Charys products; risks of failing to attract and retain key managerial and technical personnel; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks related to intellectual property rights and litigation; risks in technology development and commercialization.


Company Contact:
Morgan Ralph DeLucia
Vice President - Investor Relations
Charys Holding Company, Inc.
678-443-2307
Fax: 678-443-2320
rdelucia@charys.com
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Investor Relations Contact:
Corporate Evolutions, Inc.
Fred Lande
516-482-6565
Fax: 516-482-6099
info@corporateevolutions.com
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